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                                                                  Exhibit 10.4

               SEPARATION AGREEMENT AND MUTUAL RELEASE OF CLAIMS

     This agreement is entered into this 15th day of May, 1996 by and between
M. Reid Armstrong (hereinafter "Reid Armstrong") and Yellow Corporation, its predecessors, successors, subsidiaries including, without limitation, Yellow Freight System, Inc. (hereinafter "Yellow Freight"), affiliates, assigns, officers, directors, agents and employees (hereinafter jointly referenced as "Company") in order to set forth the terms and conditions upon which Reid Armstrong's employment with the Company will be terminated. In exchange for the mutual promises contained herein, the parties agree as follows:

     1. For the period from the date of this agreement through September 30, 1996, Reid Armstrong shall continue in his present position as President of Yellow Freight at his present salary, perquisites and benefits, and shall aid and assist management of the Company in a transition to a new President of Yellow Freight. On September 30, 1996 Reid Armstrong shall submit his resignation as President and Director of Yellow Freight and Director of the Company in the form attached hereto as "Exhibit A.

     The Company shall have the option of requesting and obtaining Reid Armstrong's resignation as President and Director of Yellow Freight, and Director of the Company, prior to September 30, 1996, in which event the separation payments described in Paragraph 2 below will commence as of the effective date of said resignation and shall continue through the period indicated in Paragraph 2.

     Prior to September 30, 1996, this agreement may be modified or canceled upon the mutual agreement of Reid Armstrong and the Company.

     2. The Company will pay Reid Armstrong $28,750 per month from the effective date of his resignation as President of Yellow Freight, as described in Paragraph 1 above, through September 30, 1999 in bi-monthly installments. The parties agree that the Company shall withhold from such payments the appropriate deductions required by law. In the event of Reid Armstrong's death before the last installment is paid, any remaining installments will be paid to his spouse. In the event both Reid Armstrong and his spouse die before the last installment is paid, any remaining installments will be paid to the estate of the last survivor of the two or, if there is no last survivor, to Reid Armstrong's estate. The parties specifically agree that the payments due hereunder shall continue irrespective of whether or not Reid Armstrong obtains employment subsequent to the effective date of his resignation as President of Yellow Freight, as long as he does not breach the terms of this Agreement (including, without limitation the non-compete Agreement set forth in paragraph 5 below), and there shall be no set-off or reduction in compensation as a result of any earnings he receives from alternative sources.






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     3. For the period through September 30, 1999, Reid Armstrong's health insurance will continue to be provided and paid for by the Company on the same basis as any other employee, provided, however, that such coverage will cease if Reid Armstrong becomes otherwise employed during such period and is covered by comparable coverage paid for by such other employer. If the coverage from such other employer does not match the Company's coverage, the Company's coverage shall be secondary to that of the other employer and the Company will be responsible only for the difference in coverage between that of the Company and the other employer. If Reid Armstrong has not secured coverage under another group plan by September 30, 1999, the Company will reimburse him for the cost of continued medical coverage for himself and his spouse under the Company's retiree medical plan for up to 36 months, or until he becomes covered under another group plan, whichever comes first. The reimbursement for Reid Armstrong's spousal coverage shall terminate upon said spouse's 65th birthday. Through September 30, 1999, Reid Armstrong shall also continue to vest under the Company's Defined Benefit Pension Plan and the payments made to Reid Armstrong hereunder shall be deemed compensation for purposes of continuing accrual of benefits under such plan and Reid Armstrong shall also be entitled to continued participation in the Company's non-medical insurance coverages, except those insurance coverages that provide payment for time not worked which includes holiday, vacation, short and long-term disability. Reid Armstrong's car allowance shall discontinue as of the effective date of his resignation as President of Yellow Freight. Reid Armstrong shall not be entitled to any bonus or incentive compensation that is awarded after the effective date of his resignation as President of Yellow Freight, and shall forfeit any rights under the grant agreement awarded to Reid Armstrong pursuant to the Company's long term incentive plan on May 19, 1995.

     4. The Company will provide tax return preparation services for Reid Armstrong for calendar year 1996, if the Company continues to provide the same service to its senior officers for 1996. Reid Armstrong will return all Company property in his possession, including telephones, as of the effective date of his resignation as President of Yellow Freight.

     5. For the period from the effective date of Reid Armstrong's resignation as President of Yellow Freight through September 30, 1999, Reid Armstrong agrees not to form or acquire, in whole or in part, or participate in any manner as partner, employee, officer, independent contractor or consultant with any entity or concern that is now or should become during that period engaged in the interstate or intrastate transportation of general commodities by motor vehicle operating between points in the United States, Canada or Mexico. Notwithstanding the foregoing, the Company may waive the provisions of this paragraph upon request by Reid Armstrong if, in the sole and reasonable opinion of the Company, a prospective employer of Reid Armstrong's does not represent, at the time of the request or in the future, a significant competitive threat to the Company or any of its subsidiaries. It is expressly agreed between Reid Armstrong and the Company that any affiliation by Reid Armstrong with a broker of truckload commodities for transportation by motor vehicle shall not constitute a violation of this article.



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     6. Reid Armstrong waives and releases for himself and anyone claiming through him, his administrators, successors and assigns, fully and forever, any claim against the Company, its subsidiaries, affiliates, their predecessors, successors, officers, directors, agents, representatives, attorneys or employees, of any kind whatsoever for any action or any inaction, loss, expense, or any damage of whatever nature arising from any circumstance or occurrence from the beginning of time until the date of signing this agreement. Without limiting the foregoing, Reid Armstrong specifically waives any claim arising out of the Age Discrimination in Employment Act relating in any way to his employment with the Company or the termination thereof. The only exception to the aforementioned waiver and release will be claims by Reid Armstrong under any right arising under this agreement.

     The Company waives and releases for itself and anyone claiming through it, its successors and assigns, fully and forever, any claim against Reid Armstrong, his administrators, successors and assigns, of any kind whatsoever for any action or any inaction, loss, expense or any damage of whatever nature arising from any circumstance or occurrence from the beginning of time until the date of signing this Agreement. The only exception to aforementioned waiver and release will be claims by the Company under any right arising under this Agreement.

     7. Reid Armstrong further agrees that he will never disclose to anyone, except an authorized representative of the Company, as required by law, any confidential or proprietary information about the Company, its customers, its manufacturing, production, or other operational processes, its products, costs, or other financial information, or any other information he should not have released or publicized to persons outside the Company during Reid Armstrong's employment. Reid Armstrong will not denigrate the Company, its products, its services, its management or Board of Directors. This paragraph will not apply to the disclosure of general information about the Company of a kind normally disclosed to prospective employers or to any information of a routine rather than confidential, derogatory or proprietary nature.

     8. The provisions of this agreement are severable, and if any part of it is found to be unenforceable or in contravention of some applicable law or regulation, including the Employee Retirement Income Security Act, or if any payment or benefit hereunder would result in any disqualification or detriment to any benefit plan of the Company, such provision will be deemed not to exist but the other provisions will remain fully valid and enforceable. In the event any provision is deemed not to exist by reason of this provision, the parties agree that the Company will pay to Reid Armstrong an equivalent amount in cash.

     9. Reid Armstrong agrees that he will not disclose any information concerning this agreement to anyone except his private attorneys, his spouse, financial advisors and tax consultants, and only then if such individuals agree to keep the information confidential. The Company agrees that it will not disclose any information concerning this agreement to anyone except Company officials requiring this information in fulfilling their duties to the Company, except to the extent required by law or any applicable SEC regulations.


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     10. The Company represents and agrees that neither it nor its directors or officers will make any derogatory, disparaging or false statements intended to harm the business or personal reputation of Reid Armstrong. Reid Armstrong represents and agrees that he will not make any derogatory, disparaging or false statements intended to harm the business or personal reputation of the Company, its directors, officers or employees.

     11. If the Company determines that Reid Armstrong has breached any of the material provisions of this Agreement, it shall give written notice of same to Reid Armstrong with such notice specifying the alleged breach and the steps necessary to cure same. If Reid Armstrong fails to cure such breach within thirty days of the date he receives such notice, then he shall be deemed in default hereunder and shall forfeit his right to any further payments, benefits or perquisites payable under this Agreement, and he shall reimburse the Company for all payments received after he breached any of said provisions. However, if the alleged breach is one which cannot reasonably be cured within thirty days, then Reid Armstrong shall be deemed to have cured same if he commences curative procedures within such thirty day period and diligently pursues same to completion. The question of whether such breach has occurred is subject to the provisions of paragraph 12. If the issue eventually results in arbitration and the arbitrator rules that the Company wrongfully withheld such payment, then he may order the Company to make such payments plus interest on each payment at the prime rate, accrued from the time each such payment should have been made.

     12. If any dispute arises between the parties hereto with respect to this Agreement and its specific subject matter or any alleged breach thereof, the parties shall first seek to negotiate in good faith a resolution to such dispute and shall resort to mediation before resorting to arbitration. If good faith negotiations and a good faith attempt at mediation are not successful, the matter shall be settled by arbitration in Overland Park, Kansas in accordance with the rules then in effect of the American Arbitration Association (AAA). Arbitration shall be the exclusive remedy for any such dispute except in the event either party fails to abide by an arbitration award rendered hereunder. Regardless of whether or not both parties hereto participate in the arbitration proceeding, any arbitration award rendered hereunder shall be final and binding on each party hereto and judgment upon the award rendered may be entered in any court having jurisdiction thereof.

     The party seeking arbitration shall notify the other party in writing and request the AAA to submit a list of seven potential arbitrators. In the event the parties do not agree upon an arbitrator, each party shall, in turn, strike one arbitrator from the list, Reid Armstrong having the first strike, until only one arbitrator remains, who shall arbitrate the dispute. The arbitration hearing shall be conducted within 30 days of the selection of an arbitrator or at the earliest date thereafter that the arbitrator is available.

     13. This agreement shall be construed pursuant to the laws of the State of Kansas.



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     14. Reid Armstrong has been advised, and he understands, that he has the right to consult, and should consult, an attorney before signing this document. Further, the parties agree that Reid Armstrong has been offered at least 21 days within which to consider the agreement.

     15. Reid Armstrong states that he has read this document and in signing the agreement and release has relied upon no promise or promise of benefit not expressly set forth herein. He agrees that he is entitled to no benefit under this agreement except as specifically and expressly set forth herein.


     16. After signing this agreement, for a period of seven days, Reid Armstrong may revoke this agreement, and it shall not be enforceable or effective until after the passing of such seven days.

     17. All obligations of the Company as set forth herein including, specifically, not by way of limitation, the payment obligations due under
Section 2 above and the provision of benefits under Section 3 above shall be binding upon the Company and any of its successors or assigns including any entity which acquires substantially all of the assets of the Company and its business as a going concern. The Company specifically acknowledges and agrees that the continuation of provision of benefits under Section 3, including, specifically, the health insurance benefits referenced thereunder, is a material inducement to cause Reid Armstrong to execute this Agreement and any successor in interest to the business operations of the Company, irrespective of how same is acquired, shall be bound to the provision of such benefits, as well as all other obligations of the Company hereunder.


                                              YELLOW CORPORATION


                                              BY___________________________

ATTEST:


____________________________


                                              ________________________
                                              M. Reid Armstrong


Dated:________________________________